                              EMPLOYMENT AGREEMENT

         THIS AGREEMENT made as of the 30th day of March, 1998, by and among Quantum Direct Corporation, a Delaware corporation ("Employer"), ValueVision International, Inc., a Minnesota corporation ("ValueVision") and Gene McCaffery ("Employee").

                                   WITNESSETH:

         WHEREAS, Employer and Employee have agreed that Employee will be employed by Employer on the terms and conditions set forth herein and that such employment shall continue following consummation of the transactions (the "Transactions") contemplated by that certain Agreement and Plan of Reorganization and Merger (the "Merger Agreement") dated as of January 5, 1998 by and among ValueVision, National Media Corporation ("NMC") and V-L Holdings Corp. (subsequently renamed "Quantum Direct Corporation"), whereby ValueVision and NMC shall each become wholly-owned subsidiaries of Employer;

         WHEREAS, ValueVision is being made a party hereto only for purposes of
Section 14 of this Agreement in the event that the Transactions are not consummated;

         NOW, THEREFORE, in consideration of the premises and mutual promises contained in this Agreement, the parties hereto agree as follows:

1. EMPLOYMENT. Employer hereby agrees to employ Employee, and Employee hereby agrees to be employed by Employer, on the terms and conditions set forth herein.

2. TERM. The term of Employee's employment hereunder shall commence on the date of this Agreement and shall continue on a full-time basis for a period of three (3) years (such period, the "Term"), unless earlier terminated as hereinafter provided. The "Employment Period" for purposes of this Agreement shall be the period beginning on the date hereof and ending at the time Employee shall cease to act as an employee of Employer.

3. DUTIES. Employee shall serve as the Chief Executive Officer of Employer and, subject to approval by the stockholders of Employer and the consummation of the Transactions, Employee shall serve as a member of the Board of Directors of Employer (the "Board") for a three-year term, provided that if Employee's employment with Employer is earlier terminated in accordance with the provisions herein, Employee shall immediately resign from the Board upon request by Employer. Employee shall perform the duties as assigned by the Board from time to time and shall faithfully and to the best of his ability perform such reasonable duties and services of an active, executive, administrative and managerial nature as shall be specified and designated, from time to time, by the Board. As Chief

         Executive Officer, Employee's duties shall include, without limitation, making recommendations to the Compensation Committee of Employer with respect to awards made under Employer's 1998 Equity Participation Plan. The executive officers of Employer, including the President, shall report directly to Employee, as Chief Executive Officer, provided that, if at any time there is no person serving as President, Employee shall also serve as President for such period until another person is appointed by the Board to serve as President. Employee agrees to devote his full time and skills to such employment while he is so employed, subject to a vacation allowance of not less than three (3) weeks during each year of the Term, or such additional vacation allowance as may be granted to other senior executives of Employer.

4. COMPENSATION. During the Employment Period, Employee's compensation for the services performed under this Agreement shall be as follows:

         a. Base Salary. Employee shall receive a base salary as follows: (i) Five Hundred Thousand and no/100 Dollars ($500,000) for the first twelve-month period of the Term, (ii) Five Hundred Twenty Five Thousand and no/100 Dollars ($525,000) for the second twelve-month period of the Term, and (iii) Five Hundred Fifty Thousand and no/100 Dollars ($550,000) for the third twelve-month period of the Term, in each case, payable in accordance with Employer's normal payment schedule for its executive employees (the "Base Salary").

         b. Signing Bonus. Upon the execution of this Agreement, Employee shall receive a payment of One Hundred Thirty Thousand and no/100 Dollars ($130,000) (the "Signing Bonus"), provided, however, that if Employee's employment with Employer is terminated during the first twelve months of the Term either by Employer for Cause (as defined below) pursuant to
         Section 6.d herein or by Employee pursuant to Section 6.c herein, Employee shall return to Employer the pro rata portion of the Signing Bonus (calculated as a percentage of the remaining portion of such twelve-month period with respect to such twelve-month period).

         c. Bonus Salary. Employee may receive bonus salary with respect to any year in an aggregate amount not to exceed 100% of the Base Salary applicable with respect to such year (the "Bonus Salary").
         The Bonus Salary shall be calculated as follows:

            (i) Up to 50% of the applicable Base Salary (the "50% Goal"), if Employer's Operating Income (as defined below) equals 1% of Employer's Net Sales (as defined below), then Employee shall receive a bonus payment equal to 25% of the 50% Goal, which payment shall increase on a pro rata basis to 100% of the 50% Goal if the Operating Income equals or exceeds 3% of Employer's Net Sales (the "Operating Income Bonus"). As used in this Agreement, "Operating Income" shall mean earnings before interest, taxes and unusual items, and "Net Sales" shall mean gross sales, net of returns and related reserves, and excludes shipping, handling, sales taxes and insurance revenues, each as determined with respect to any fiscal year and pursuant to generally accepted accounting principles by Employer, consistently applied.

            (ii) Up to 30% of the applicable Base Salary (the "30% Goal") if the Average Price (defined as the greater of (a) the average closing price of Employer's common stock for 20 consecutive trading days immediately prior to the last day of Employer's fiscal year or (b) the average daily closing price for the final four months of Employer's fiscal year) meets the following target prices (the "Stock Price Bonus"):

            If (A) the Average Price increases at least 25% but not 50% over the Base Price (defined as the lower of Employer's closing price on the first day of trading of Employer's common stock and the closing price of ValueVision's common stock on the date of this Agreement, which Base Price shall be adjusted at the end of each fiscal year to the Average Price with respect to such fiscal year, provided that in no event shall the Base Price, as adjusted, exceed 133% of the Base Price of the previous fiscal year), the Stock Price Bonus shall be equal to 25% of the 30% Goal, (B) the Average Price increases at least 50% but not 75% over the Base Price, the Stock Price Bonus shall be equal to one-half of the 30% Goal, (C) the Average Price increases at least 75% but not 100% over the Base Price, the Stock Price Bonus shall be equal to three-quarters of the 30% Goal, and
            (D) the Average Price increases 100% or more over the Base Price, the Stock Price Bonus shall be equal to 100% of the 30% Goal.

            (iii) Up to 20% of the applicable Base Salary (the "20% Goal"), if Employer has positive Operating Income and Employer's Net Sales (exclusive of sales of any acquisitions during the then current fiscal year) increases over the prior fiscal year's Net Sales ("Base Sales") as follows (the "Sales Bonus"):

            If (A) Employer's Net Sales for any fiscal year increase at least 4% but less than 5% over the Base Sales, the Sales Bonus shall be equal to one-quarter of the 20% Goal, (B) Employer's Net Sales increase at least 5% but not 6% over the Base Sales, the Sales Bonus shall be equal to one-half of the 20% Goal, (C) Employer's net sales increase at least 6% but not 7% over the Base Sales, the Sales Bonus shall be equal to three-quarters of the 20% Goal, and (D) Employer's Net Sales increase at least 7% over the Base Sales, the Sales Bonus shall be equal to 100% of the 20% Goal.

         Notwithstanding anything to the contrary herein, if the aggregate compensation payable to Employee under this Agreement exceeds the amount that is deductible under Section

         162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), then any such excess amount shall be deferred and credited by Employer to an account for the benefit of Employee, which shall be paid to Employee, with interest at a per annum rate equal to 1.5% plus the prime rate (as announced by Employer's primary financial lender from time to time), compounded annually, at such time within five (5) days after the first date on which Employee no longer constitutes a "covered employee" within the meaning of Section 162(m) of the Code.

         d. Automobile Allowance. Employer shall pay Employee a monthly automobile allowance of $600.00 per month ("Auto Allowance").

         e. Stock Options. As of the date hereof, Employer shall grant to Employee, employee stock options to purchase an aggregate of 800,000 shares of the common stock, par value $.01 per share (the "Common Stock") of Employer (collectively, the "Options"). The Options shall be granted under an option agreement between Employer and Employee dated as of the date hereof, which option agreement shall be on terms consistent with the terms of this Agreement. One-half of the Options shall have a term of five years (the "Five Year Options") and one-half of the Options shall have a term of ten years (the "Ten Year Options"), provided that upon the termination of Employee's employment with Employer, Employee shall have six months from the date of such termination to exercise any vested Options. The Options shall have a per share exercise price equal to the closing price of one share of common stock of ValueVision as of the date of this Agreement; provided, however, that if the closing price of one share of Common Stock of Employer on the first trading date is lower than the exercise price, the exercise price shall be adjusted to equal such lower closing price. The Options shall vest, in equal amounts of Five Year Options and Ten Year Options, as follows: (i) Options for 200,000 shares of Common Stock shall vest in pro rata amounts on a monthly basis over the Term of this Agreement (the "Pro Rata Options"), and (ii) Options for 600,000 shares of Common Stock shall vest on the earlier of (A) the fifth anniversary of the date of this Agreement (provided that Employee is still an employee of Employer) or (B) in equal installments of options to purchase 120,000 shares of Common Stock, based upon the attainment of an average closing price of Employer's common stock for any 20 consecutive trading day period at $5.00, $6.00, $7.00, $8.00 and $9.00, respectively. All of the Options shall automatically vest upon a termination of Employee's employment with Employer prior to the end of the Term (unless pursuant to Sections 6.c or 6.d.) or upon a Change of Control (as defined below), provided that a Potential Change of Control (as defined below) which results in such Change of Control first occurred ninety (90) days or more after the date of this Agreement. If such Change of Control is a result of a Potential Change of Control which first occurred less than ninety (90) days after the date of this Agreement, only the Pro Rata Options shall immediately vest upon the occurrence of such Change of Control. Notwithstanding the foregoing, the consummation of the Transactions and any related transactions in connection therewith shall not be deemed a Change of Control or a

         Potential Change of Control for purposes of vesting of the Options or for Section 6.f hereof, although any transaction in the future similar to the Transactions involving Employer shall constitute a Change of Control.

         "Potential Change of Control" shall mean any of the following events:
         (i) the authorization by the Board for Employer to enter into a letter of intent, an agreement in principle or any other written agreement with respect to a transaction or transactions that, if consummated, would result in a Change of Control, (ii) the commencement of a tender offer for the Common Stock of Employer in connection with a transaction not authorized or approved by the Board, or (iii) the commencement of a proxy contest with respect to the election of directors to the Board.

5. OTHER BENEFITS DURING THE EMPLOYMENT PERIOD. During the Employment Period, Employer shall provide Employee with the following benefits:

         a. Employee shall receive all benefits made available to executive officers of Employer, from time to time, at its discretion ("Benefits"). It is understood and agreed that Employer may terminate such Benefits or change any benefit programs at its sole discretion, as they are not contractual for the term hereof.

         b. Employer shall reimburse Employee for all reasonable and necessary out-of-pocket business expenses incurred during the regular performance of services for Employer, including, but not limited to, entertainment and related expenses so long as Employer has received proper documentation of such expenses from Employee.

         c. Employer shall furnish Employee with such working facilities and other services as are suitable to Employee's position with Employer and adequate to the performance of his duties under this Agreement.

6.       TERMINATION OF EMPLOYMENT.

         a. Death. In the event of Employee's death, the Employment Period shall terminate and Employee shall cease to receive Base Salary, Bonus Salary, Auto Allowance, and Benefits as of the date on which his death occurs. Employer shall provide Employee with a term life insurance policy (of which Employee shall be the owner) for $1.0 million at standard rates, provided that Employee shall be responsible for any premiums in excess of the standard rates applicable to a person of Employee's age who is in good health at the time of application for such a policy. In addition, Employee's estate shall be entitled to receive any payments or Benefits provided herein that have accrued (but have not been paid) prior to the date of Employee's death (including the acceleration of any unvested Options pursuant to Section 4.e).

         b. Disability. If Employee becomes disabled such that Employee cannot perform the essential functions of his job, and the disability shall have continued for a period of more than one hundred twenty (120) consecutive days, then Employer may, in its sole discretion, terminate the Employment Period, provided that a physician to be selected by Employer, subject to the reasonable satisfaction of Employee, shall have determined the existence of such disability. Upon the date of such termination, Employee shall then cease to receive Base Salary, Bonus Salary, Auto Allowance, and all other Benefits, on the date this Agreement is so terminated; provided however, Employee shall then be entitled to such disability, medical, life insurance, and other benefits as may be provided generally for disabled employees of Employer when payments and benefits hereunder ceases. In addition, Employee shall be entitled to receive any payments or Benefits provided in this Agreement that have accrued (but have not been paid) prior to the date of such termination (including the acceleration of any unvested Options pursuant to Section 4.e).

         c. Voluntary Termination. In the event that Employee voluntarily terminates his employment other than pursuant to Section 6.e, the Employment Period shall terminate and Employee shall cease to receive Base Salary, Bonus Salary, Auto Allowance, and all other Benefits as of the date of such termination. Employee shall be entitled to receive any payments or Benefits provided herein that have accrued (but have not been paid) prior to the date of such termination (but no unvested Options shall accelerate as a result of such termination).

         d. Termination With Cause. Employer shall be entitled to terminate the Employment Period and Employee's employment hereunder for Cause (as defined below), and in the event that Employer elects to do so, Employee shall cease to receive Base Salary, Bonus Salary, Auto Allowance, and Benefits as of the date of such termination specified by Employer. For purposes of this Agreement, "Cause" shall mean: (i) a material improper act or act of fraud which results in or is intended to result in Employee's personal enrichment at the direct expense of Employer, including without limitation, theft or embezzlement from Employer; (ii) material violation by Employee of any material policy, regulation or practice or Employer; (iii) conviction of a felony; or
         (iv) habitual intoxication, drug use or chemical substance abuse by any intoxicating or chemical substance. Notwithstanding the forgoing, Employee shall not be deemed to have been terminated for Cause unless and until (A) Employee has received thirty (30) days' prior written notice (a "Dismissal Notice") of such termination and (B) if such "Cause" event is capable of being cured, Employee has not cured such "Cause" event within ten (10) days following delivery of such notice. In the event Employee does not dispute such determination within thirty
         (30) days after receipt of the Dismissal Notice, Employee shall not have the remedies provided pursuant to Section 6.g. of this Agreement. Employee shall be entitled to receive any payments or Benefits provided herein that have accrued (but have not been paid) prior to the date of such termination (but no unvested Options shall accelerate as a result of such termination).

         e. By Employee for Employer Cause. Employee may terminate the Employment Period upon thirty (30) days written notice to Employer (the "Employee Notice") upon the occurrences without Employee's express written consent, of any one or more of the following events, provided, however, that Employee shall not have the right to terminate the Employment Period if Employer is able to cure such event within thirty
         (30) days (ten (10) days with regard to Subsection (ii) hereof) following delivery of such notice:

                  (i) Employer substantially diminishes Employee's duties such that they are no longer of an executive nature as contemplated by
         Section 3 hereof or

                  (ii) Employer materially breaches its obligations to pay Employee as provided for herein and such failure to pay is not a result of a good faith dispute between Employer and Employee.

                  (iii) Any purported termination of this Agreement by Employer not effected in accordance with the provisions set forth herein, provided that Employee has delivered thirty (30) days' prior written notice of such termination and Employer has not cured such event within thirty (30) days following delivery of such notice by Employee.

         In the event of a termination of Employee's employment with Employer under this Section 6.e, Employee shall be entitled to receive the payments and Benefits as set forth in Section 6.g.

         f. Termination After Change of Control. If Employee is terminated by Employer without Cause within one year after the consummation of a transaction constituting a Change of Control, Employee shall receive
         (i) a payment in an amount equal to one year's Base Salary at the rate in effect at the time of such termination, if a Potential Change of Control (which results in such Change of Control) occurs less than ninety (90) days after the date of this Agreement, or (ii) a payment in an amount equal to Base Salary and Bonus Salary (based upon the last paid Bonus Salary received in the previous year, if any, and pro rated for the number of remaining months until the end of the Term) which would otherwise be payable until the end of the Term, if a Potential Change of Control (which results in such Change of Control) occurs ninety (90) days or more after the date of this Agreement. Any payments made by Employer to Employee under this Section 6.f shall be paid on a pro rata basis over the Non-Competition Period (as defined below). In addition, during the 30 day period immediately following the six month anniversary of the consummation of a transaction constituting a Change of Control, Employee may terminate this Agreement for any reason by providing written notice to Employer and receive the benefits provided in clauses (i) or (ii) of the immediately preceding sentence, as applicable, provided that any such termination by Employee under this
         Section 6.f shall not also be deemed to be a termination by Employee under Section 6.c. In the event that Employee's employment with Employer is terminated by either Employer or Employee pursuant to this Section 6.f, Employee shall be entitled to any payments or Benefits provided in this Agreement that have accrued (but have not been paid) prior to the date of such termination, provided that any acceleration of any unvested Options shall be in accordance with the provisions of Section 4.e).

         g. Other Termination. Employer reserves the right to terminate the Employment Period and Employee's employment hereunder at any time (and without Cause), in its sole and absolute discretion. If Employer terminates the Employment Period under this Section 6.g or if Employee terminates this Agreement pursuant to Section 6.e. above, Employer shall immediately pay Employee in a lump sum payment an amount equal to Base Salary which would otherwise be payable until the end of the Term (the "Severance Payment"), provided that if such remaining Term exceeds 12 months, the Severance Payment attributable to the last twelve months of the Term shall not be included in the lump sum payment and instead shall be paid over the Noncompetition Period (as defined below) on a pro rata basis in accordance with Employer's normal payment schedule for its executive employees. In addition, Employer shall continue to provide Employee with Benefits until the end of the Term. Employee shall be entitled to receive any payments or Benefits provided herein that have accrued (but have not been paid) prior to the date of such termination (including the acceleration of any unvested Options pursuant to Section 4.e).

         h. Arbitration. In the event that Employee disputes a determination that Cause exists for terminating his employment pursuant to Section 6.d. of this Agreement, or Employer disputes the determination that Cause exists for Employee's termination of his employment pursuant to
         Section 6.e of this Agreement, either such disputing party may, in accordance with the Rules of the American Arbitration Association ("AAA"), and within 30 days of receiving a Dismissal Notice or Employee Notice, as applicable, file a petition with the AAA in any city in which Employer's corporate executive offices are located for arbitration of the dispute, the costs thereof (including legal fees and expenses) to be shared equally by Employer and Employee unless an order of the AAA provides otherwise. Such proceeding shall also determine all other items then in dispute between the parties relating to this Agreement, except with respect to enforcement of the agreements contained in Sections 7 and 9 if either party seeks injunctive relief, and the parties covenant and agree that the decision of the AAA shall be final and binding and hereby waive their rights to appeal thereof.

7. CONFIDENTIAL INFORMATION. Employee acknowledges that the confidential information and data obtained by him during the course of his performance under this Agreement concerning the business or affairs of Employer, or any entity related thereto, are the property of Employer and will be confidential to Employer. Such confidential information may include, but is not limited to, specifications, designs, and processes, product formulae, manufacturing, distributing, marketing or selling processes, systems, procedures, plans, know-how, services or material, trade secrets, devices (whether or not patented or patentable), customer or supplier lists, price lists, financial information including, without limitation, costs of materials, manufacturing processes and distribution costs, business plans, prospects or opportunities, and software and development or research work, but does not include Employee's general business or direct marketing knowledge (the "Confidential Information"). All the Confidential Information shall remain the property of Employer and Employee agrees that he will not disclose to any unauthorized persons or use for his own account or for the benefit of any third party any of the Confidential Information without Employer's written consent. Employee agrees to deliver to Employer at the termination of this employment, all memoranda, notes, plans, records, reports, video and audio tapes and any and all other documentation (and copies thereof) relating to the business of Employer, or any entity related thereto, which he may then possess or have under his direct or indirect control. Notwithstanding any provision herein to the contrary, the Confidential Information shall specifically exclude information which is publicly available to Employee and others by proper means, readily ascertainable from public sources known to Employee at the time the information was disclosed or which is rightfully obtained from a third party, information required to be disclosed by law provided Employee provides notice to Employer to seek a protective order, or information disclosed by Employee to his attorney regarding litigation with Employer.

8. INVENTIONS AND PATENTS. Employee agrees that all inventions, innovations or improvements in the method of conducting Employer's business or otherwise related to Employer's business (including new contributions, improvements, ideas and discoveries, whether patentable or not) conceived or made by him during the Employment Period belong to Employer. Employee will promptly disclose such inventions, innovations and improvements to Employer and perform all actions reasonably requested by Employer to establish and confirm such ownership.

9.       NONCOMPETE AND RELATED AGREEMENTS.

         a. Employee agrees that during the Noncompetition Period, he will not:
         (i) directly or indirectly own, manage, control, participate in, lend his name to, act as consultant or advisor to or render services (alone or in association with any other person, firm, corporation or other business organization) for any other person or entity engaged in (a) the television home shopping business, (b) infomercial business, (c) any mail order business that directly competes with Employer or any of its affiliates by selling merchandise primarily of the type offered in and using a similar theme as any of Employer's or its affiliates' catalogs during the term of this Agreement or (d) any business which Employer (upon authorization of its board of directors) has invested significant research and development funds or resources and contemplates entering into during the next twelve (12) months (the "Restricted Business"), in any country that Employer or any of its affiliates operates during the term of this Agreement (the "Restricted Area"); (ii) have any interest directly or indirectly in any business engaged in the Restricted Business in the Restricted Area other than Employer (provided that nothing herein will prevent Employee from owning in the aggregate not more than one percent (1%) of the outstanding stock of any class of a corporation engaged in the Restricted Business in the Restricted Area which is publicly traded, so long as Employee has no participation in the management or conduct of business of such corporation), (iii) induce or attempt to induce any employee of Employer or any entity related to Employer to leave his, her or their employ, or in any other way interfere with the relationship between Employer or any entity related to Employer and any other employee of Employer or any entity related to Employer, or (iv) induce or attempt to induce any customer, supplier, franchisee, licensee, other business relation of any affiliate of Employer or any entity related to Employer to cease doing business with Employer or any entity related to Employer, or in any way interfere with the relationship between any customer, franchisee or other business relation and Employer or any entity related to Employer, without the prior written consent of Employer. For purposes of this Agreement, the "Noncompetition Period" shall commence as of the date hereof and end on the last day of the period that is equal to twelve
         (12) months following the date on which Employee's employment is terminated under this Agreement for any reason. Notwithstanding anything to the contrary herein, Employee shall not be bound by the provisions of this Section 9 if, and only if, (x) a Potential Change of Control (resulting in a Change of Control) occurs less than ninety (90) days after the date of this Agreement and (y) the Employment Period is terminated following the consummation of a transaction constituting such Change of Control pursuant to Section 6.f.

         b. If, at the time of enforcement of any provisions of this Section 9, a court of competent jurisdiction holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances will be substituted for the stated period, scope or area.

         c. Employee agrees that the covenants made in this Section 9 shall be construed as an agreement independent of any other provision of this Agreement and shall survive the termination of this Agreement.

10. TERMINATION OF EXISTING AGREEMENTS. This Agreement, effective as of the date hereof, supersedes and preempts any prior understandings, agreements or representations, written or oral, by or between Employee and Employer, which may have related to the employment of Employee, Employee's Agreement Not to Compete with Employer, or the payment of salary or other compensation by Employer to Employee, and upon this Agreement becoming effective, all such understandings, agreements and representations shall terminate and shall be of no further force or effect.

11. SPECIFIC PERFORMANCE. Employee and Employer acknowledge that in the event of a breach of this Agreement by either party, money damages would be inadequate and the nonbreaching party would have no adequate remedy at law. Accordingly, in the event of any controversy concerning the rights or obligations under this Agreement, such rights or obligations shall be enforceable in a court of equity by a decree of specific performance. Such remedy, however, shall be cumulative and nonexclusive and shall be in addition to any other remedy to which the parties may be entitled.

12. SALE, CONSOLIDATION OR MERGER. In the event of a sale of the stock, or substantially all of the stock, of Employer or consolidation or merger of Employer with or into another corporation or entity, or the sale of substantially all of the operating assets of Employer to another corporation, entity or individual, Employer may assign its rights and obligations under this Agreement to its successor-in-interest and such successor-in-interest shall be deemed to have acquired all rights and assumed all obligations of Employer hereunder.

13. CHANGE OF CONTROL. For purposes of this Agreement, a "Change of Control" shall mean an event as a result of which: (i) any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities and Exchange Act of 1934 (the "Exchange Act")), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all securities that such person has a right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 20% of the total voting power of the voting stock of Employer (or their successors and assigns); (ii) Employer consolidates with, or merges with or into another corporation or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any person, or any corporation consolidates with, or merges with or into, Employer, in any such event pursuant to a transaction in which the outstanding voting stock of Employer is changed into or exchanged for cash, securities or other property, other than any such transaction where (A) the outstanding voting stock of Employer is changed into or exchanged for
         (x) voting stock of the surviving or transferee corporation or (y) cash, securities (whether or not including voting stock) or other property, and (B) the holders of the voting stock of Employer immediately prior to such transaction own, directly or indirectly, not less than 80% of the voting power of the voting stock of the surviving corporation immediately after such transaction; or (iii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of Employer (together with any new directors whose election by such Board or whose nomination for election by the stockholders of Employer was approved by a vote of 66-2/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Employer then in office, or (iv) Employer is liquidated or dissolved or adopts a plan of liquidation. Notwithstanding anything to the contrary herein, the Transactions shall not constitute a Change of Control.

14. TERMINATION OF MERGER AGREEMENT. In the event the Merger Agreement is terminated in accordance with the provisions therein and the Transactions are not consummated, ValueVision and Employee shall enter into an agreement on substantially the same terms and conditions as set forth in this Agreement, except that no additional Signing Bonus shall be payable to Employee and ValueVision shall grant to Employee stock options to purchase 800,000 shares of common stock, par value $.01 per share, of ValueVision, to be issued under an existing plan or under a new plan or agreement to be approved by the shareholders of ValueVision, with an exercise price equal to the closing price of such stock on the date of this Agreement and subject to the same vesting provisions and other terms and conditions set forth in Section 4.e herein, provided that if ValueVision is unable to issue options under an existing plan and does not obtain shareholder approval of a new plan or agreement, Employee may terminate any employment agreement with ValueVision under this Section 14 and, if no subsequent employment agreement is entered into between ValueVision and Employee, Employee shall be entitled to a lump sum payment equal to the Base Salary that would have been paid under this Agreement for the first twelve months of the Term. The termination of this Agreement under this Section 14, and the subsequent entry into a substantially similar agreement between ValueVision and Employee, shall not itself constitute a termination of Employee's employment or of the Employment Period for purposes of
         Section 6.

15. NO OFFSET - NO MITIGATION. Employee shall not be required to mitigate damages under this Agreement by seeking other comparable employment. The amount of any payment or benefit provided for in this Agreement, including welfare benefits, shall not be reduced by any compensation or benefits earned by or provided to Employee as the result of employment by another employer.

16. WAIVER. The failure of either party to insist, in any one or more instances, upon performance of the terms or conditions of this Agreement shall not be construed as a waiver or relinquishment of any right granted hereunder or of the future performance of any such term, covenant or condition.

17. INDEMNIFICATION. Employee shall be entitled to indemnification to the fullest extent permitted under the laws of the State of Delaware.

18. NOTICES. Any notice to be given hereunder shall be deemed sufficient if addressed in writing, and delivered by registered or certified mail or delivered personally: (i) in the case of Employer, to Employer's principal business office; and (ii) in the case of Employee, to his address appearing on the records of Employer, or to such other address as he may designate in writing to Employer.

19. SEVERABILITY. In the event that any provision shall be held to be invalid or unenforceable for any reason whatsoever, it is agreed such invalidity or unenforceability shall not affect any other provision of this Agreement and the remaining covenants, restrictions and provisions hereof shall remain in full force and effect and any court of competent jurisdiction may so modify the objectionable provisions as to make it valid, reasonable and enforceable.

20. AMENDMENT. This Agreement may be amended only by an agreement in writing signed by the parties hereto.

21. BENEFIT. This Agreement shall be binding upon and inure to the benefit of and shall be enforceable by and against Employee's heirs, beneficiaries and legal representatives. It is agreed that the rights and obligations of Employee may not be delegated or assigned except as specifically set forth in this Agreement.

22. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of California, provided that any agreement between ValueVision and Employee entered into pursuant to Section 14 herein shall be governed by and construed in accordance with the laws of Minnesota.

         IN WITNESS WHEREOF, the parties hereto have executed or caused this Agreement to be executed as of the day, month and year first above written.


EMPLOYER:                        QUANTUM DIRECT CORPORATION



                                 By /s/ Robert L. Johander
                                    -----------------------------------------
                                 Its: Co-Chairman and Chief Executive Officer


                                 By /s/ Frederick S. Hammer
                                    -----------------------------------------
                                 Its: Co-Chairman


EMPLOYEE:
                                 /s/ Gene McCaffery
                                 -------------------------------------------
                                 GENE MCCAFFERY





                                 VALUEVISION INTERNATIONAL, INC.


                                 By:/s/ Robert L. Johander
                                    ----------------------------------------
                                 Its: Chairman and Chief Executive Officer